Exhibit 10.1

INTERIOR DESIGN SERVICES AGREEMENT (COMMERCIAL)

This AGREEMENT is made this 30 day of August in the year 2010

BETWEEN THE CLIENT

"TIRCARS" SP.J. OF 28A HORBOW-KOLONIA, ZALESIE, BIALA PODLASKA COUNTY, POLAND  21-512, TEL: 48-833111672, E-MAIL: TIRCARS@BOSCH-SERVICE.PL

and

SOLO INTERNATIONAL, INC. OF 37 KODENSKA STREET, MALASHEVICHI MALY, BIALA PODLASKA COUNTY POLAND, 21-540, TEL: 48-223897807, E-MAIL: SOLOINTERNATIONALCORP@GMAIL.COM

The CLIENT and SOLO INTERNATIONAL, INC. agree as follows:

The Project pertains to the following Client’s property noted above:

ONE STOREY DETACHED OFFICE BUILDING OF "TIRCARS" SP.J.

A. FULL SERVICE INTERIOR DESIGN INTERIOR DESIGN SERVICES

I. Design Concept Services

A.  In this phase of the Project, Solo International, Inc. shall, as and where appropriate, perform the following:

1. Determine Client’s design preferences and requirements.

2. Conduct an initial design study.

3. Provide illustrations and other materials to generally show the suggested interior design concepts, to include furnishings, fabric, color palettes, interior finishes, wall coverings, floor coverings, ceiling treatments, lighting treatments, and window treatments.

4. Prepare AutoCAD layout showing location of movable furniture and furnishings (a.k.a. space plan, furniture plan, and lighting plan as applicable).

5. Prepare plans for recommended interior built-ins and other interior decorative details (a.k.a. Interior Installations).

II. Interior Specifications and Purchasing Services

A.  Solo International, Inc. will, as and where appropriate:

1. Select and/or specially design Interior Installations and all required items of movable furniture, furnishings, light fixtures, hardware, fixtures, accessories and the like (a.k.a. Merchandise).

2. Prepare and submit for Client’s approval Purchase Orders for the purchase of Merchandise.

B.  Solo International, Inc. may, at times, request Client to engage others to provide Interior Installations, pursuant to the arrangements set forth in the Project Review and Project Management services described in this Agreement.

C.  Merchandise to be purchased through Solo International, Inc. will be specified in a written Purchase Order (PO) prepared by Solo International, Inc. and submitted in each instance for the Client’s written approval. Each PO will identify the item, its price, applicable tax, and freight cost to the Client. The price of each item to the Client (a.k.a. Client Price) shall be the amount charged to Solo International, Inc. by the supplier of such item (a.k.a. Supplier Price), plus Solo International, Inc. purchase fee of 10%. If installation is required, an estimate for such services will be completed upon request.

D.  No item will be ordered by Solo International, Inc. until the Purchase Order has been approved by the Client, in writing, and returned to Solo International, Inc. with the required payment equal to 100% (one hundred percent) of the Client Price.

E.  Should the merchandise require a Receiving and Delivery (R&D) Company (e.g. large furniture), the freight cost on the Invoice will be from the vendor to the R&D Company.  The R&D Company will schedule delivery of the Merchandise directly with the Client. The Client is responsible to pay the R&D Company directly upon receipt of the Merchandise.

F.  The R&D Company will inspect all Merchandise. Should the Merchandise arrive damaged to the R&D Company, the R&D Company will contact Solo International, Inc. Solo International, Inc. will contact the client to inform the Client and schedule replacement Merchandise to be sent. The Client will not be responsible to pay any additional freight costs.

G. Client shall inspect all merchandise upon delivery and advise the R&D Company of any damage or non-conformity in writing at the time. Solo International, Inc. reserves the right to fix or replace any damaged piece at no additional cost to the Client.

H.  Should Merchandise be sent directly to the Client, the Client will have 24 hours to inspect.  The Client should not accept any Merchandise that has damaged packaging unless it is opened and inspected upon delivery. Should Merchandise be delivered damaged, Client will call/email Solo International, Inc. A picture of the damaged Merchandise is required.  Solo International, Inc. will order a replacement for the damaged Merchandise. The Client will not be responsible to pay any additional freight costs.

I. Should the client return any Merchandise purchased through Solo International, Inc. for reasons other than damage, the client will receive a 85% refund of the Client Price.  A restocking fee equal to 15% of the Client Price is required plus the cost of freight to return the item to the vendor. All returns must occur in the original packaging, and all merchandise must be unused and undamaged.

J.  Custom merchandise is non-refundable. All sales of custom merchandise are final.

PROJECT MANAGEMENT

I. If the nature of the Project requires engagement by Client of any contractors to perform work based upon Solo International, Inc. concepts, drawings or interior design specifications, Client will enter into contracts directly with the concerned contractor.

II. Solo International, Inc. will, as and where appropriate, provide referral to licensed and insured contractors and installers, meet with and/or schedule any or all contractors and installers for estimates or otherwise purposes, organize contractors’ and installers’ schedules and review the contractors’ and installers’ work to determine whether the work is preceding in general conformity with Solo International Inc. concepts. Constant observation of contractors’ work at the Project site is not a part of Solo International, Inc. duties. Solo International, Inc. is not responsible for the performance, quality, timely completion or delivery of any work, materials or equipment furnished by contractors or pursuant to direct contracts with the Client.

B. COMPENSATION

I.  For all Full Service Interior Design Services provided by Solo International, Inc. pursuant to this Agreement, Solo International, Inc. shall be compensated by the hourly Fee of $150.00 (one hundred and fifty dollars).

II.  The estimate to complete the project is 20 hours, not to exceed 25 hours.

III.  Should the Client alter the project or require more than two revisions to individual specifications or require additional services above and beyond the scope of work covered in this contract, the hour estimate will be amended.

IV.  Hourly and project management charges will be invoiced to Client and are payable within 30 (thirty) days of invoice date.

C. CONSULTATION SERVICES

I. An Hourly Compensation Fee of $100.00 (one hundred dollars) is payable at the time of service should the Client require Consultation Services only.

II. Consultation Services are defined as the provision of design ideas/recommendations only and is absent of Full Service Interior Design – formal Design Concept and Interior Specification, Purchasing Services, or Project Management set forth in those portions of this Agreement.

D. MISCELLANEOUS

I. A.  Disbursements and fees incurred by Solo International, Inc. in the interest of the Project shall be reimbursed by Client to Solo International, Inc. within 30 (thirty) days of receipt of Solo International, Inc. invoices.  Reimbursements shall include, among other things, costs of long distance travel, long distance phone calls, duplication of plans, drawings, and specifications, and the like.

B.  Any amount not paid when due under this Agreement shall bear interest at the rate of 1% per month until paid. In the event Solo International, Inc. hires an attorney to enforce any right under this Agreement, Client shall reimburse Solo International, Inc. for all such attorney fees and expenses, regardless of whether suit is filed.

C.  Any estimates of cost are only for the purpose of informing the client of the potential cost of any furniture, furnishing or service. It is understood and agreed that such estimates are not binding, and actual costs or fees may be more or less.

II. Should the nature of Solo International, Inc.’s design concepts require the services of any other design professional, such a professional shall be engaged directly by the Client pursuant to separate agreement as may be mutually acceptable to Client and such other design professional.

III. All concepts, drawings, and specifications prepared by Solo International, Inc. (a.k.a. Project Documents) and all copyrights and other proprietary rights applicable thereto remain at all times Solo International, Inc.’s property. Project Documents may not be used by Client for any purpose other than completion of Project by Solo International, Inc.

IV. Solo International, Inc. cannot guarantee that actual prices for Merchandise or other costs or services presented to Client will not vary either by item or in the aggregate from any Client proposed budget.

V. This Agreement may be terminated by either party upon the other party’s default in performance, provided that termination may not be effected unless written notice specifying nature and extent of default is given to the concerned party and such party fails to cure such default in performance within 10 (ten) days from the date of receipt of such notice. Termination shall be without prejudice to any and all other rights and remedies of Solo International, Inc., and Client shall remain liable for all outstanding obligations owed by Solo International, Inc. and for all items of Merchandise, Interior Installations and other services on order as of the termination date. Termination shall not void any existing purchase orders, and client shall continue to be responsible for any obligation incurred prior to the effective date of termination.

VI. In addition to all other legal rights,  Solo International, Inc. shall be entitled to withhold delivery of item of Merchandise or the further performance on Interior Installations or any other services, should Client fail to timely make payments due Solo International, Inc.

VII. Client will provide Solo International, Inc. with access to the Project and all information Solo International Inc. may need to complete the Project. It is Client’s responsibility to obtain all approvals required by any governmental agency or otherwise in connection with this Project.

VIII. Any tax applicable to Merchandise purchased from Solo International, Inc. shall be the responsibility of the Client.

IX. The laws of the State of Nevada shall govern this Agreement.

X.  Solo International, Inc. shall not be responsible or liable for permits, governmental approvals, engineering, manufacturing defects, acts of God, delays or actions of third parties.

XI. Any provision of this Agreement held to be void or unforceable under any law shall be deemed stricken and all remaining provisions shall continue to be valid and binding upon both Solo International Inc. and Client.

XII. This Agreement is a complete statement of Solo International, Inc.’s and Client’s understanding. No representations or agreements have been made other than those contained in this Agreement.  This Agreement can be modified only by a writing signed by both Solo International, Inc. and Client.

CLIENT, “TIRCARS” SP. J.:

/S/ MAREK JURKITEWICZ            August 30, 2010

MAREK JURKITEWICZ

SOLO INTERNATIONAL, INC.:

/S/ YURY SHCHARBAKOU,        August 30, 2010

YURY SHCHARBAKOU

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